Exhibit 99.11

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Triple asterisks denote omissions.

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AEROFLEXX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

EFFECTIVE AS OF NOVEMBER 10, 2021

SECURITIES LAW DISCLOSURE

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING MEMBERSHIP INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTERESTS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF AEROFLEXX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of AeroFlexx, LLC (f/k/a Air Assist, LLC), a Delaware limited liability company (the “LLC”), is made and entered into on and as of November 10, 2021 (the “Effective Date”), by and among the Persons whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit. Unless otherwise indicated herein, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms.

RECITALS:

WHEREAS, certain Members have heretofore formed a limited liability company named Air Assist LLC and previously entered into a Limited Liability Agreement as of July 27, 2018 (the “Original Agreement”) governing the ownership and operation of the LLC;

WHEREAS, the name of the LLC has been changed to AeroFlexx, LLC;

WHEREAS, the Members amended and restated the Original Agreement in its entirety to create a new class of Units designated as Class B-1 Preferred Units in connection with the LLC’s Class B-1 Preferred Unit financing round through an Amended and Restated Limited Liability Company Agreement dated as of July 19, 2019 (the “First Amended LLC Agreement”);

WHEREAS, the Members amended and restated the First Amended LLC Agreement in its entirety to create a new class of Units designated as Class B-2 Preferred Units in connection with the LLC’s Class B-2 Preferred Unit financing round through a Second Amended and Restated Limited Liability Company Agreement dated as of October 27, 2020 (the “Second Amended LLC Agreement”);

WHEREAS, the Members now desire to hereby amend and restate the Second Amended LLC Agreement in its entirety in order to create a new class of Units designated as Class D Preferred Units as set forth herein in connection with the LLC’s Class D Preferred Unit financing round, and to memorialize, in writing, the Members’ agreement as to the operation and ownership of the LLC as of the Effective Date and their respective lights and responsibilities as Members.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Second Amended LLC Agreement is hereby amended and restated to read as set forth in, and the Third Amended and Restated Limited Liability Company Agreement of the LLC shall be, as follows:

ARTICLE I

FORMATION

SECTION 1.1         Formation; General Terms.  The LLC was formed upon the filing of a Certificate of Formation with the Delaware Secretary of State on February 8, 2018.  The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement.  The Board shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts, including the filing of the LLC’s annual report with the Delaware Secretary of State, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the LLC shall transact business.

SECTION 1.2         Name.  The name of the LLC is “Aeroflexx, LLC.” The name of the LLC shall be the exclusive property of the LLC, and no Member shall have any rights in the LLC’s name or any derivation thereof, even if the name contains such Member’s own name or a derivation thereof.  The LLC’s name may be changed only by an amendment to the Certificate of Formation.

SECTION 1.3        Purposes.  The purposes of the LLC shall be (i) to identify, acquire rights to and commercialize technologies associated with commercial packaging (the “Business”), (ii) to pursue opportunities related to the Business, (iii) to own, hold, maintain, encumber, lease, sell, transfer or otherwise dispose of all property or assets or interests in property or assets as may be necessary, appropriate or convenient to accomplish the activities described in clauses (i) and (ii) above, (iv) to incur indebtedness or obligations in furtherance of the activities described in clauses (i), (ii) and (iii) above, (v) to engage in any lawful business, purpose or activity for which a limited liability company may be formed under the Act, as determined by the Board from time to time, and (vi) to conduct such other activities as may be necessary or incidental to the foregoing, all on the terms and conditions and subject to the limitations set forth in this Agreement.

SECTION 1.4        Registered Agent; Registered Office.  The LLC’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time in accordance with the Act.

SECTION 1.5         Commencement and Term.  The LLC commenced at the time and on the date appearing in the Certificate of Formation and shall continue perpetually unless earlier dissolved as set forth in Section 9.1 of this Agreement.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; PREFERRED CAPITAL;
UNITS

SECTION 2.1        Capital Contributions; Preferred Capital.  Each Member’s initial Capital Contribution, initial Class D Preferred Capital, initial Class B Preferred Capital, initial Class B-1 Preferred Capital and initial Class B-2 Preferred Capital amounts on the Effective Date are set forth opposite such Member’s name on the Information Exhibit.

SECTION 2.2          Other Capital Contributions; Participation Rights.

(a)          With the approval of the Voting Members holding at least seventy percent (70%) of the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units outstanding (calculated as a single class), the Board may from time to time authorize and cause the LLC to issue additional Interests, secured or unsecured debt obligations of the LLC, debt obligations of the LLC convertible into Interests, options or warrants to purchase Interests, or any combination of the foregoing (collectively, “New Securities”) with such terms and conditions and in exchange for such cash or other property as it may determine; provided, however, no Member shall have any obligation to contribute additional capital to the LLC. Except in the case of Excluded New Securities (defined below), if the Board determines to issue New Simitis, then the LLC shall offer to each Qualified Holder in proportion to their relative Sharing Percentages the right to purchase such New Securities on the same terms and subject to the same conditions as the proposed issuance to others as is necessary to maintain such Qualified Holder’s Sharing Percentage. Any New Securities not initially subscribed for by the Qualified Holders shall be offered and reoffered to those Qualified Holders electing initially to purchase their proportionate share hereunder in such proportions as they may agree or otherwise in accordance with their relative Sharing Percentages (calculated as if no Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and Class B Preferred Capital were outstanding).  The Board shall determine the timing and such other procedures as may be necessary and appropriate to enable the Qualified Holders to exercise their rights hereunder, provided, that in no event shall such Persons be given less than five (5) business days prior notice (which notice shall include all of the material terms associated with the applicable New Securities) before being required to commit to purchase any New Securities which they may become entitled to purchase pursuant to this Section 2.2.  The Participation Rights set forth in this Section 2.2(a) may be waived on behalf of all Members with the consent of the Voting Members holding at least seventy percent (70%) of the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units outstanding (calculated as a single class).

(b)        As used herein, “Excluded New Securities” means: (i) New Securities issued in connection with an IPO, (ii) New Securities issued in connection with a bona fide acquisition approved by the Board, (iii) New Securities issued in connection with a strategic transaction approved by the Board not for the purpose of raising capital, (iv) New Securities issued in exchange for services or property other than cash, (v) New Securities Issued under the Derivative Securities, (vi) New Securities issued in connection with obtaining lease or debt financing or other borrowings, whether issued to a financial institution, lessor, guarantor or any other Persons, or (vii) Class D Preferred Units issued pursuant to the Class D Preferred Unit Purchase Agreement dated on or about the date of this Agreement (the “Class D Purchase Agreement”) and between the LLC, Innventus ESG Fund I, L.P. (“Innventus Fund”) and other Purchasers as defined in the Class D Purchase Agreement.

SECTION 2.3       Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the LLC or be required to guarantee the liabilities of the LLC. Except as set forth in Sections 2.1 and 3.3 of this Agreement, no Member shall be required to contribute or lend funds to the LLC.

SECTION 2.4         Maintenance of Capital Accounts; Preferred Capital Amount; Withdrawals; Interest. Separate Capital Accounts, which shall include the Class B Preferred Capital, Class B-1 Preferred Capital and Class B-2 Preferred Capital amounts, shall be maintained for each of the Members. Capital Accounts shall be maintained in accordance with the requirements of Section 704(b) of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder. No Member shall be entitled to withdraw or receive any part of its Capital Account, Class B Preferred Capital, Class B-1 Preferred Capital, Class B-2 Preferred Capital, Class D Preferred Capital or any distribution with respect to its Interest except as provided in this Agreement. No Member shall be entitled to receive any interest on its Capital Contributions, Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital or Capital Account except as provided in this Agreement.  Each Member shall look solely to the assets of the LLC for the return of its Capital Contributions and distributions with respect to its Interest and, except as otherwise provided in this Agreement, shall have no right or power to demand or receive any property or cash from the LLC. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement.

SECTION 2.5          Classes of Members and Units.

(a)         General.  Each Member shall hold an Interest.  Each Member’s Interest shall be denominated in Units and, if and as applicable, Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and/or Class B Preferred Capital, and the relative rights, privileges, preferences and obligations with respect to the Member’s Interest shall be determined under this Agreement and the Act based upon the number and the class of Units held by the Member with respect to the Member’s Interest. As of the Effective Date, there are six classes of Units: “Class A Units”, “Class B Preferred Units”, “Class B-1 Preferred Units”, “Class B-2 Preferred Units”, “Class C Units” and “Class D Preferred Units.” Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement for Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. All Units shall be uncertificated unless determined by the Board.

(b)        Class A Units.  The LLC is hereby authorized to issue Class A Units constituting up to 5,582,625 Class A Units. As of the Effective Date, 5,582,625 Class A Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class A Unit Member’s name.  Each Class A Unit Member shall be entitled to all voting lights of the Voting Members and shall have one vote per each Class A Unit upon each matter submitted to a vote of the Members.

(c)        Class B Preferred Units.  The LLC is hereby authorized to issue Class B Preferred Units constituting up to 4,356,302 total Class B Preferred Units. As of the Effective Date, 2,500,000 Class B Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class B Preferred Investor’s name.  Each Class B Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class B Preferred Unit upon each matter submitted to a vote of the Members. As of the Effective Date, therefore, 1,856,302 Class B Preferred Units are reserved for exercise under the P&G Warrants (defined below).

(d)          Class B-1 Preferred Units.  The LLC is hereby authorized to issue Class B-1 Preferred Units constituting up to 3,403,597 total Class B-1 Preferred Units. As of the Effective Date, 3,353,194 Class B-1 Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class B-1 Preferred Investor’s name.  Each Class B-1 Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class B-1 Preferred Unit upon each matter submitted to a vote of the Members. As of the Effective Date, therefore, 50,403 Class B-1 Preferred Units are reserved for exercise under the Innventus Warrant (defined below).

(e)          Class B-2 Preferred Units.  The LLC is hereby authorized to issue Class B-2 Preferred Units constituting up to 1,103,265 total Class B-2 Preferred Units. As of the Effective Date, all 1,103,265 Class B-2 Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class B-2 Preferred Investor’s name.  Each Class B-2 Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class B-2 Preferred Unit upon each matter submitted to a vote of the Members.

(f)          Class C Units.  The LLC is hereby authorized to issue Class C Units constituting up to 2,451,352 total Class C Units, of which 951,662 remain reserved in connection with the LLC’s equity incentive plan for issuance to service providers of the LLC such as employees and contractors, employees of the Company’s affiliate, Innventure, and certain individuals. As of the Effective Date, 1,499,690 Class C Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Member holding Class C Units. Class C Units and any other Units issued for services shall be Profits Interests issued in exchange for services.  Each Class C Unit shall be issued pursuant to a Profits Interest Award Agreement, which shall set forth such additional terms and conditions concerning the Class C Unit, including the vesting and forfeiture terms for such Class C Unit, as shall be determined by the Board as of the time of the award. All Class C Units, whether vested or unvested, shall share in the allocation of Profits and Losses and items of income, gain, loss and deduction as provided in Article IV and distributions as provided in Article III unless and until such Class C Units are forfeited but, irrespective of whether or not such Class C Units are vested, shall be subject to the other limitations set forth herein including, without limitation, Section 2.6 below.

(g)        Class D Preferred Units.  The LLC is hereby authorized to issue Class D Preferred Units constituting up to 4,317,734 total Class D Preferred Units. As of the Effective Date, and after giving effect to the Initial Closing (as defined in the Class D Purchase Agreement), 2,399,463 Class D Preferred Units are issued and outstanding to the Members in the amounts set forth on the Information Exhibit opposite each Class D Preferred Investor’s name and the remainder of which may be sold only pursuant to the Class D Purchase Agreement, unless otherwise agreed by the Innventus Fund.  Each Class D Preferred Investor shall be entitled to all voting rights of the Voting Members and shall have one vote per each Class D Preferred Unit upon each matter submitted to a vote of the Members. As of the Effective Date, 89,395 Class D Preferred Units are reserved for exercise under the Bridge Warrants (defined below).

(h)         Derivative Securities.  The LLC has issued: (i) four (4) warrants (the “Outstanding P&G Warrants”) to Procter & Gamble Company for the purchase of Class B Preferred Units; (ii) a warrant to Innventus Fund to purchase Units dated as of April 9, 2019 (“Innventus Warrant”); and (iii) warrants issued to the holders of the Company’s Secured Convertible Promissory Notes issued under that certain Amended and Restated Secured Convertible Note and Warrant Purchase Agreement dated as of July 31, 2021 (the “Bridge Warrants”). At the conclusion of the transactions under the Class D Purchase Agreement, the Company will issue an additional warrant to P&G (the “New P&G Warrant”) such that, when combined with the Class B Units exercisable under the Outstanding P&G Warrants, represents eight and 75/100 percent (8.75%) of the LLC’s issued and outstanding Units (which would be an additional 631,835 if the Class D Preferred Units under the Class D Purchase Agreement are fully subscribed), calculated as a single class on a fully-diluted basis, at an aggregate combined exercise price of $1.00 (the Outstanding P&G Warrants, the New P&G Warrant, the Innventus Warrant and the Bridge Warrants, collectively referred to as the “Derivative Securities”).

SECTION 2.6       Voting Rights of Units.  Each holder of Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units (each a “Voting Member”) shall be entitled to cast one vote per Class A Unit, Class B Preferred Unit, Class B-1 Preferred Unit, Class B-2 Preferred Unit or Class D Preferred Unit held by such Member. Except as otherwise required by law, the holders of Class C Units shall not have any voting rights in respect of such Class C Units.

ARTICLE III

DISTRIBUTIONS

SECTION 3.1         Tax Distributions. If the Board expects that the LLC will have Adjusted Taxable Operating Income as of the end of any Tax Estimation Period, then the Board will (to the extent that funds are legally available therefor) cause the LLC to make distributions to each Member on or before the 15th day after the end of the each Tax Estimation Period of an amount of cash (to the extent there is cash legally available for distribution therefor) as is equal to the Board’s estimate of the increase in Adjusted Taxable Operating Income allocable to each such Member during such Tax Estimation Period pursuant to Section 4.1 (and Exhibit C, if applicable) below, multiplied by the Combined Effective Marginal Tax Rate. Additionally, in the event that the Board determines the aggregate amount of distributions made to the Members under this Section 3.1 in respect of a calendar year is less than the product of (i) the aggregate Adjusted Taxable Income allocated to the Members in respect of all Tax Estimation Periods during that calendar year multiplied by (ii) the Combined Effective Marginal Tax Rate for the last Tax Estimation Period during that calendar year, then the Board may cause the LLC (to the extent there is cash available for distribution therefor) to distribute to the Members cash in an amount equal to such shortfall within sixty (60) days after the end of that calendar year; provided, if the amount that was so distributed for that calendar year is greater than that product, the excess shall be carried forward and treated as an advance against (and reduce correspondingly) the next amounts otherwise distributable under this Section 3.1 for future Tax Estimation Periods. Tax distributions made pursuant to this Section 3.1 shall not affect the amounts of Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital outstanding.

SECTION 3.2       Other Distributions. Except as otherwise set forth in Section 3.1, the Board may (but shall not be obligated to, unless otherwise required elsewhere in this Agreement) cause the LLC to make distributions at such time, in such amounts and in such form (including in-kind property) as determined by the Board; provided that all such distributions (whether in cash or other property) shall be made only in the following order and priority:

(a)        first, to the holders of the Class D Preferred Units (ratably among such holders based upon the relative aggregate Unpaid Class D Preferred Return with respect to all outstanding Class D Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class D Preferred Return with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(b)         second, to the holders of the Class D Preferred Units (ratably among such holders based upon the relative aggregate Unreturned Class D Preferred Capital with respect to all Class D Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class D Preferred Capital with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(c)          third, to the holders of the Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units (ratably among such holders based upon the relative (x) aggregate Unpaid Class B-2 Preferred Return with respect to all outstanding Class B-2 Preferred Units held by each such holder immediately prior to such distribution (y) aggregate Unpaid Class B-1 Preferred Return with respect to all outstanding Class B-1 Preferred Units held by each such holder immediately prior to such distribution, (z) the aggregate Unpaid Class B Preferred Return with respect to all outstanding Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class B-2 Preferred Return, Unpaid Class B-1 Preferred Return and Unpaid Class B Preferred Return with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units has been reduced to zero ($0);

(d)        fourth, to the holders of the Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units (ratably among such holders based upon the relative (x) aggregate Unreturned Class B-2 Preferred Capital with respect to all Class B-2 Preferred Units held by each such holder immediately prior to such distribution, (y) aggregate Unreturned Class B-1 Preferred Capital with respect to all Class B-1 Preferred Units held by each such holder immediately prior to such distribution and (z) the aggregate Unreturned Class B Preferred Capital with respect to all Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class B-2 Preferred Capital, aggregate Unreturned Class B-1 Preferred Capital and aggregate Unreturned Class B Preferred Capital with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units has been reduced to zero ($0); and

(e)          fifth, to all of the Members in proportion to their Sharing Percentages, subject to Section 3.3.

Except as set forth in Section 3.1, without the consent of the holders of: (w) a majority of the Class D Preferred Units, (x) a majority of the Class B-2 Preferred Units, (y) a majority of the Class B-1 Preferred Units and (z) a majority of the Class B Preferred Units, then outstanding, in no event, so long as any Class D Preferred Units, Class B-2 Preferred Units, Class B-1 Preferred Units and Class B Preferred Units remain outstanding, shall any distributions be made upon any Class A Units or Class C Units, shall any Units be purchased or redeemed by the LLC, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of any Units, unless all Unpaid Class D Preferred Return and Unreturned Class D Preferred Capital on the Class D Preferred Units, all Unpaid Class B-2 Preferred Return and Unreturned Class B-2 Preferred Capital on the Class B- 2 Preferred Units, all Unpaid Class B-1 Preferred Return and Unreturned Class B-1 Preferred Capital on the Class B-1 Preferred Units, and all Unpaid Class B Preferred Return and Unreturned Class B Preferred Capital on the Class B Preferred Units shall have been paid; provided that, (A) the Board may repurchase Units from former employees, officers, directors, consultants or other Persons who performed services for the LLC or any Subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; and (B) the LLC, with the consent of an aggregate of 70% of the holders of the Voting Units (which vote will exclude any Member to the extent the applicable vote is in regards to the repurchase of such Member’s Units), may repurchase or redeem Units (i) owned by other employees, consultants, agents, brokers, officers or directors of the LLC and (ii) as may be required pursuant to any agreement between the LLC and its Members.

SECTION 3.3         Distribution Threshold. Upon the issuance of any Class C Units or any other Units that the LLC issued as “profits interests” for U.S. federal income tax purposes (a “Distribution Threshold Unit”), the Board shall specify the Distribution Threshold, if any, applicable to such Units and enter it into the LLC’s records.  The “Distribution Threshold” for any such Unit shall be equal to the amount determined by the Board in its discretion to be necessary to cause such Unit to constitute a “profits interest” for U.S. federal income tax purposes. Notwithstanding any provision of this Agreement to the contrary, in no event will the LLC make any distributions under Section 3.2 in respect of a Distribution Threshold Unit unless and until the LLC has already made aggregate distributions under Section 3.2 on each other Unit that is not a Distribution Threshold Unit equal to the Distribution Threshold of such Distribution Threshold Unit, taking into account only distributions thereunder since the date of issuance of such Distribution Threshold Unit, and thereafter such Distribution Threshold Unit shall be entitled only to its Sharing Percentage of excess distributions over and above its Distribution Threshold.

SECTION 3.4         Withholding. In the event any federal, foreign, state or local jurisdiction requires the LLC to withhold taxes or other amounts (or to file a return and pay taxes) with respect to any Member’s allocable share of Profits, taxable income or any portion thereof, or with respect to distributions, the LLC shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy such responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the LLC has paid the withholding or other tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding or other tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount. If it is anticipated that at the due date of the LLC’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the withholding or other tax obligation for the Member, the Member with respect to which the withholding or other tax obligation applies shall pay to the LLC the amount of such shortfall within thirty (30) days after notice by the LLC. In the event a Member fails to make the required payment when due hereunder, and the LLC nevertheless pays the withholding or other tax obligation, in addition to the LLC’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the LLC to such Member bearing interest at the Default Rate, and the LLC shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

ARTICLE IV

ALLOCATIONS

SECTION 4.1         Allocation of Profits and Losses. Except as provided in the Regulatory Allocations Exhibit, for each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss or deduction) of the LLC shall be allocated among the Members in a manner such that, after giving effect to the Regulatory Allocations Exhibit, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 9.3 if the LLC were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all LLC liabilities were satisfied (limited with respect to each Nonrecourse Liability to the book value of the assets securing such liability), and the net assets of the LLC were distributed, in accordance with Section 9.3, to the Members immediately after making such allocations, minus (ii) such Member’s share of LLC Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

SECTION 4.2         Code Section 704(c) Tax Allocations. Income, gain, loss, and deduction with respect to any Section 704(c) Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Agreed Value pursuant to any allowable method under Code § 704(c) and the Treasury Regulations promulgated thereunder. Any elections or decisions relating to allocations under this Section 4.2 shall be determined by the Board. Allocations pursuant to this Section 4.3 are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement; provided, further, any allocation under Treasury Regulation Section 1.704-3 with respect to Section 704(c) Property shall be disregarded in determining the Adjusted Taxable Income allocated to the Members for purposes of computing distributions pursuant to Section 3.1.

SECTION 4.3          Other Allocation Matters.

(a)         Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code § 706 and the Treasury Regulations thereunder.

(b)       Other Items.  Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.

(c)        Tax Consequences; Consistent Reporting.  The Members are aware of the income tax consequences of the allocations made by this Article and by the Regulatory Allocations and hereby agree to be bound by those allocations as reflected on the information returns of the LLC in reporting their shares of LLC income and loss for income tax purposes.  Each Member agrees to report his distributive share of LLC items of income, gain, loss, deduction and credit on his separate return in a manner consistent with the reporting of such items to it by the LLC. Any Member failing to report consistently shall notify the Internal Revenue Service of the inconsistency as required by law and shall reimburse the LLC for any legal and accounting fees incurred by the LLC in connection with any examination of the LLC by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.

(d)         Forfeiture Allocations.  If any unvested Class C Unit is forfeited, the LLC shall make forfeiture allocations with respect to such Unit in accordance with Proposed Regulation §1.704-1(b)(4)(xii) or such other official guidance as shall be applicable.

ARTICLE V

MANAGEMENT

SECTION 5.1         Management by the Board.

(a)          General Authority of the Board; Size and Composition.

(i)              The Board shall have complete authority and exclusive control over the management of the business and affairs of the LLC, which authority may be delegated in part as provided in Section 5.1(b). Unless this Agreement or the Act expressly requires the approval of one or more Members, the Board may take any action without the approval of any Member.  The Board shall have all the rights and powers which may be possessed by a group of Managers under the Act and this Agreement and all additional rights and powers as are otherwise conferred by law or which are necessary, proper, advisable or convenient to the discharge of its duties and obligations under this Agreement.  The total number of Directors shall be seven (7) or such larger number as may be approved by the Board. As of the date of this Agreement, Michael Otworth, Richard Brenner, James O. Donnally, Greg Wasson, Michael Balkin, Gregory W. Haskell and Andrew Meyer are the Directors of the LLC.

(ii)              Each Director shall serve until his or her successor is duly appointed by the holders of a majority the Voting Units (voting as a single class), or until such Director’s earlier death, resignation or removal. Any vacancy on the Board shall be filled by the holders of a majority the Voting Units (voting as a single class).

(iii)              The provisions of subsections (ii) and (ii) above shall automatically terminate upon the consummation of a Qualified IPO or a Change of Control Transaction.

(iv)               The LLC shall reimburse Directors for reasonable travel expenses incurred in attending Board meetings.

(b)        Delegation of Authority to Officers.  To the extent that the Board determines that it is reasonably necessary for the orderly and timely administration of the business and affairs of the LLC, it may from time to time delegate a portion of its power and authority to one or more Persons who may, but need not, be Members by written resolution of the Board, which resolution shall specify the nature, extent and duration of the Board’s delegation and identify the Person or Persons, by name or by title or by position to whom such power and authority is delegated.  The Board shall also have the authority to determine the titles of Persons who perform services for the LLC and to require the use of such titles when such Persons identify themselves to others as associated with the LLC, which titles may include president, chairman, chief executive officer, director, manager, vice president, treasurer or such other titles as the Board may determine, and to remove any such Person at any time for any reason. Andrew Meyer is the LLC’s current Chief Executive Officer.

(c)          Special Meetings.  Special meetings of the Board may be held at any time or place whenever called by the Chief Executive Officer of the LLC, or by written request of any Director, notice thereof being given to each Director by the Secretary of the LLC or other Person calling the meeting. Notwithstanding the foregoing, meetings may be held at any time without formal notice provided all of the Directors are present or those not present shall at any time waive or have waived notice thereof.  The LLC shall use its best efforts to hold a Board meeting no less frequently than each calendar quarter.

(d)         Notice. Except as otherwise specifically provided herein, notice of any special meetings shall be given at least three (3) days previous thereto by written notice delivered personally, by facsimile transmission, by electronic mail or by mail. If given by mail, such notice shall be deemed to be delivered three (3) days after being delivered to the postal service.

(e)          Meetings by any Form of Communication.  The Board shall have the power to permit any and all Directors to participate in a regular or special meeting by or conduct the meeting through the use of any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present in person at the meeting.

(f)         Quorum. A majority of the Directors then serving shall constitute a quorum for the transaction of business by the Board, but a lesser number may adjourn any meeting and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting of Directors, a majority of the Directors present thereat shall decide any question brought before such meeting, except as otherwise provided by law or by this Agreement.  The fact that a Director has an interest in a matter to be voted on by the meeting shall not prevent the votes of such Director from being counted for purposes of a quorum.

(g)         Action by Written Consent of Directors.  Any action required to be taken at a meeting of the Board, or any other action which may be taken at a meeting of the Board, may be taken without a meeting if a majority of the Directors consent to taking such action without a meeting.  The action must be evidenced by one or more written consents describing the action taken, signed by each approving Director, and shall be filed with the LLC records reflecting the action taken.

(h)         Board Observation Rights.  (i) The Board may, by written agreement and on the terms and conditions set forth therein, permit one or more Persons to have the right to appoint a representative who shall: (a) receive written notice of all meetings (both regular and special) of the Board and each committee of the Board (such notice to be delivered or mailed at the same time as notice is given to the members of the Board and/or committee); (b) be entitled to attend (or, in the case of telephone meetings, monitor) all such meetings; (c) receive all notices, information and reports which are furnished to the members of the Board and/or committee; (d) be entitled to participate in all discussions conducted at such meetings and (e) receive as soon as available (but in any event prior to the next succeeding board meeting) copies of the minutes of all such meetings. If any action is proposed to be taken by the Board and/or committee by written consent in lieu of a meeting, the LLC will use reasonable efforts to give written notice thereof to such representatives.  The LLC will furnish such representatives with a copy of each such written consent within a reasonable amount of time after it has been signed by its last signatory. Such representatives shall not constitute members of the Board and/or committee and shall not be entitled to vote on any matters presented at meetings of the Board and/or committee or to consent to any matter as to which the consent of the Board and/or committee shall have been requested. Notwithstanding anything to the contrary in this Section 5.1(h)(i), any such representative must first agree in writing to hold in confidence all LLC information to be so provided unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.1(h)(i) by such Member), (b) is or has been independently developed or conceived by such Member without use of the LLC’s confidential information, or (c) is or has been made known or disclosed to such Member by a third party without any obligation of confidentiality; provided, however, that a Member may disclose confidential information (w) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (x) to any prospective purchaser of any Units or Interest from such Member, if such prospective purchaser agrees to be bound by the provisions of this Section 5.1(h)(i); (y) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Member in the ordinary course of business, provided that such Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (z) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Member promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Further notwithstanding anything to the contrary in this Section 5.1(h)(i), the LLC reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines, in its sole discretion, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the LLC and its counsel or result in disclosure of trade secrets or a conflict of interest.

(ii)             Notwithstanding anything in this Agreement to the contrary, and in lieu of Section 5.1(h)(i), Innventus Fund, shall be entitled to a non-voting Board observer as provided in this Section 5.1(h)(ii). As long as Innventus Fund owns an aggregate of at least 500,000 combined Class B-1 Units and Class B-2 Units (as may be adjusted for splits or recapitalizations from time to time), the Company shall invite a representative of Innventus Fund to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at substantially the same time as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided in accordance with Section 5.1 of this Agreement; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(i)          Annual Operating Budget. At least thirty (30) days prior to the beginning of each annual period of each Fiscal Year, the Chief Executive Officer shall prepare and submit to the Board for its approval an annual operating budget for the LLC prepared on a monthly basis for such annual period, including without limitation the reimbursements for such period (as described in below), out-of-pocket expenses payable to third parties with respect to the operations of the LLC, and out-of-pocket expenses incurred in connection with the investigation and negotiation of potential investment opportunities. Specifically, the LLC shall reimburse Innventure for certain managerial support, administrative and bookkeeping services to the LLC, based on the actual cost and expense allocated for such items by Innventure personnel.

SECTION 5.2          Restrictions on Authority of Board.

(a)        Approval of Supermajority of Voting Members Required.  The approval (at a meeting or given by written consent) of the Voting Members holding at least seventy percent (70%) of the Voting Units outstanding shall be required to:

(i)                issue any New Securities (other than Excluded New Securities);

(ii)            alter, change or modify the rights, preferences, or privileges of the Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, the Class B Preferred Capital, or any Units so as to adversely affect the lights of the holders thereof;

(iii)            engage in any transaction with any Member (or Affiliate of a Member) unless such transaction is approved by the majority of the disinterested Directors or expressly contemplated by this Agreement;

(iv)           redeem, repurchase or otherwise acquire any interest, except as expressly permitted by this Agreement or the terms of an equity incentive plan or grant, any employment agreements or consulting agreements;

(v)               amend this Agreement or the Certificate of Formation;

(vi)              grant a security interest in any material portion of the LLC’s assets or intellectual property;

(vii)             cause the LLC to undertake a Corporate Conversion pursuant to Section 7.7 hereof;

(viii)         cause the LLC to merge, consolidate, or otherwise combine with or into any other Person, or convert into another type of entity, or cause any Person to merge, consolidate or combine with or into the LLC, except for a Corporate Conversion or the merger, consolidation or combination of any Person, all of the equity interests of which are owned by the LLC;

(ix)            extend the term of the LLC pursuant to Section 1.5 hereof;

(x)             cause the LLC to be dissolved or liquidated;

(xi)            cause the LLC to engage in a Change of Control Transaction;

(xii)           engage in any material change from the Business contemplated to be conducted by the LLC

(xiii)          consent to an Event of Bankruptcy with respect to the LLC;

(xiv)          incur any indebtedness in excess of $250,000, except as set forth in a business plan approved by the Board or the refinancing of previously approved indebtedness;

(xv)            possess any property or assign, transfer, or pledge the rights of the LLC in assets of the LLC, for other than an LLC purpose;

(xvi)          employ, or permit to be employed, the funds, assets, employees or other resources of the LLC in any manner except for the benefit of the LLC; or

(xvii)          commingle the LLC’s funds with the funds of any other Person or entity; provided, however, that the Members agree that the LLC may continue to perform its obligations pursuant to any properly approved arm’s length intercompany agreement in effect as of the Effective Date as between the LLC and any of the following entities: Innventure1, LLC and Innventure.

(b)          Approval of Members Holding Class D Preferred Units, Class B-2 Preferred Units and Class B- l Preferred Units. For so long as any Class D Preferred Units remain outstanding, consent of the Members holding a majority of the then-outstanding Class D Preferred Units shall be required for any action, whether directly or through any merger, recapitalization or similar event, that (i) alters or changes the rights, preferences or privileges of the Class D Preferred Units, (ii) increases or decreases the authorized number of Class D Preferred Units, or (iii) results in the redemption or repurchase of any Unit (other than pursuant to equity incentive agreements with Service Members giving the LLC the right to repurchase Class C Units upon the termination of services). For so long as any Class B-2 Preferred Units remain outstanding, consent of the Members holding a majority of the then- outstanding Class B-2 Preferred Units shall be required for any action, whether directly or through any merger, recapitalization or similar event, that (i) alters or changes the lights, preferences or privileges of the Class B-2 Preferred Units, (ii) increases or decreases the authorized number of Class B-2 Preferred Units, or (iii) results in the redemption or repurchase of any Unit (other than pursuant to equity incentive agreements with Service Members giving the LLC the right to repurchase Class C Units upon the termination of services). For so long as any Class B- l Preferred Units remain outstanding, consent of the Members holding a majority of the then-outstanding Class B- l Preferred Units shall be required for any action, whether directly or through any merger, recapitalization or similar event, that (i) alters or changes the rights, preferences or privileges of the Class B-1 Preferred Units, (ii) increases or decreases the authorized number of Class B-1 Preferred Units, or (iii) results in the redemption or repurchase of any Unit (other than pursuant to equity incentive agreements with Service Members giving the LLC the right to repurchase Class C Units upon the termination of services). In addition, the Company shall make the election provided for under Section 754 of the Code if requested by Innventus Fund.

SECTION 5.3          Limitation of Liability.

(a)          Notwithstanding any provision of this Agreement, common law or the Act, no Director, Officer or Member (including the Tax Matters Member) (the “Covered Persons”) shall be liable to the Members or to the LLC for any loss suffered which arises out of an act or omission of such Covered Person, if, in good faith, it was determined by such Persons that such act or omission was in the best interests of the LLC and such act or omission did not constitute willful misconduct, gross negligence or fraud.  The Covered Persons shall be indemnified by the LLC against any and all claims, demands and losses whatsoever if: (i) the indemnitee conducted himself in good faith; and (ii) reasonably believed (x) in the case of conduct in its official capacity with the LLC, that its conduct was in the LLC’s best interests and (y) in all other cases, that its conduct was at least not opposed to the LLC’s best interests; and (iii) in the case of any criminal proceeding, such Person had no reasonable cause to believe its conduct was unlawful.  The payment of any amounts for indemnification shall be made before any distributions are made by the LLC. No Member shall have any obligation to provide funds for any indemnification obligation hereunder. To the fullest extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement.  The indemnification provided herein shall not be deemed to limit the right of the LLC to indemnify any other Person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by law, both as to action in its official capacity and as to action in another capacity while holding such office. In the event the LLC has applicable insurance coverage, the scope of the indemnity shall not be less than the scope of such coverage subject to the limitations, exclusions, deductibility and similar restrictions set forth in the policy to the extent of the policy limits.  The LLC will use commercially reasonable efforts to obtain and maintain directors and officers liability insurance.

(b)          Notwithstanding the foregoing, the LLC shall not indemnify any such indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the name of the LLC to secure a judgment in its favor against such indemnitee with respect to any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the LLC, unless and only to the extent that, a court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)          The rights to indemnification and advancement of expenses set forth in this Section 5.3 are intended to be greater than those which are otherwise provided for in the Act, are contractual between the LLC and the Person being indemnified, its heirs, executors and administrators, and, with respect to this Section 5.3 are mandatory, notwithstanding a Person’s failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time.  The rights to indemnification and advancement of expenses set forth in this Section 5.3 are nonexclusive of other similar rights which may be granted by law, the LLC’s Certificate of Formation, a resolution of the Board or the Members or an agreement with the LLC, which means of indemnification and advancement of expenses are hereby specifically authorized.

(d)        Any amendment or modification of the provisions of this Section 5.3, either directly or by the adoption of an inconsistent provision, shall be prospective only and shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the Act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of Persons subject to indemnification under this Section 5.3 which occur subsequent to the effective date of such amendment.

ARTICLE VI

MEMBER ACTION AND MEETINGS

SECTION 6.1          Actual Meetings.

(a)          Meetings of the Voting Members may be called by any Voting Member or group of Voting Members who hold at least 20% of the Voting Units, by notice to the other Voting Members setting forth the date and time of the meeting and the matters proposed to be acted upon at the meeting. Such meetings shall be held at such place in Chicago, Illinois, as may be designated by the Voting Members giving notice. Notice of any meeting shall be given pursuant to Section 11.1 below to all Voting Members not fewer than two (2) business days nor more than thirty (30) calendar days prior to the meeting. Notice of any meeting of the Voting Members shall be deemed to have been waived by attendance at the meeting, unless the Voting Member attends the meeting solely for the purpose of objecting to notice and so objects at the beginning of the meeting. Voting Members may attend and vote in person or by proxy at such meeting, and the LLC shall make reasonable arrangements to permit Voting Members to attend and vote at meetings by telephone. Any vote or consent of the Voting Members may be given at a meeting of the Voting Members or may be given in accordance with the procedure prescribed in Section 6.2 for written consent to action in lieu of actual meetings.  The presence in person of Voting Members sufficient to take the proposed action as set forth in this Agreement shall constitute a quorum at all meetings of the Voting Members.

(b)          Meetings of the Voting Members may be held via conference call with no physical location designated as the place of the meeting, provided that all Persons on the conference call can hear and speak to one another and notice of the conference call is given or waived as required by this Section 6.1.  The Board shall be responsible for arranging the conference call and shall specify in the notice of the conference call meeting the method by which the Voting Members can participate in the conference call.

SECTION 6.2        Written Consent to Action in Lieu of Actual Meetings.  Any action that is permitted or required to be taken by Voting Members may be taken or ratified by written consent setting forth the specific action to be taken and signed by that number of Voting Members required in order to take the specified action.

SECTION 6.3         Voting.  On any matter on which a vote of the Voting Members is called for (whether pursuant to this Agreement, the Act or otherwise), the holder of each Class A Unit, each Class B Preferred Unit, each Class B-1 Preferred Unit, each Class B-2 Preferred Unit and each Class D Preferred Unit shall be entitled to one (1) vote, and all Voting Units shall vote together as a single class (unless otherwise provided by this Agreement).

ARTICLE VII

TRANSFER OF INTERESTS

SECTION 7.1        In General. Except as otherwise set forth Section 2.6(b) and in this Article, a Member may not Transfer, directly or indirectly, all or any portion of its Interest. Any Transfer which does not comply with the provisions of this Article shall be void.

SECTION 7.2        Limited Exception For Transfers. For a period of three (3) years from the Effective Date, no Member may Transfer its Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital, Class A Units, Class B Preferred Units, Class C Units, Class B-1 Preferred Units, Class B-2 Preferred Units or Class D Preferred Units, except toa Permitted Transferee, unless the proposed Transfer is approved by the Board.  Thereafter, no Member may Transfer its Class A Units or its Class C Units, except to a Permitted Transferee, unless the proposed Transfer is approved by the Board. A Member may Transfer its Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital, Class A Units, Class C Units, Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units or Class D Preferred Units if (x) such Transfer is permitted or approved in accordance with the first or second sentence of this Section 7.2, and (y) each of the following conditions is satisfied:

(i)              Prior Notice. At least ten (10) days prior to any proposed Transfer of Interest otherwise permitted pursuant to this Section 7.2, the Member proposing to Transfer all or a portion of his Interest delivers a Transfer Notice.

(ii)             Assignment Documents. Such Member and its transferee execute, acknowledge, and deliver to the LLC such instruments of transfer and assignment with respect to such transaction as are in form and substance reasonably satisfactory to the LLC, including, without limitation, the written agreement of the transferee to assume and be bound by all of the obligations of the transferor under this Agreement, including the limited power of attorney provisions in Section 7.8 below.

(iii)         Securities Law Compliance. Either (x) the Interest is registered under the Securities Act and the rules and regulations thereunder, and any applicable state securities laws; or (y) the LLC and its counsel determine that the sale, assignment or transfer qualifies for an exemption from the registration requirements of the Securities Act and any applicable state securities laws.  The LLC has no obligation or intention to register Interests for resale under any federal or state securities laws or to take any action which would make available any exemption from the registration requirements of such laws.

(iv)              Transfer Notification. Such Member provides the LLC with the notification required by Code § 6050K(c)(1).

(v)           Transfer Fee. Such Member pays the LLC a transfer fee that is sufficient to pay all reasonable expenses of the LLC in connection with such transaction.

(vi)            Rights of First Refusal. If the proposed Transfer is an Optional Purchase Event, the Member shall have complied with the provisions contained in this Article and no Person shall have acquired the Interest pursuant to the rights granted herein to purchase such Interest; provided, the holders of a majority of the outstanding Class D Preferred Units, the holders of a majority of the outstanding Class B-2 Preferred Units, the holders of a majority of the outstanding Class B-1 Preferred Units, the holders of a majority of the outstanding Class B Preferred Units, and the holders of a majority of the Class A Units outstanding, each voting as a separate class, may waive the satisfaction of the condition set forth in this subsection (vi) and/or declare that a particular Transfer shall not be deemed to be an Optional Purchase Event.

(vii)            Opinion of Counsel.  The LLC shall have received an opinion of counsel satisfactory to it (or waived such requirement) that the effect of such Transfer would not:

(A)          result in the termination of the LLC’s tax year under Section 708(b)(l)(B) of the Code;

(B)          result in violation of the Securities Act or any comparable state law;

(C)          result in a termination of the LLC’s status as a partnership for tax purposes;

(D)          result in a violation of any law, rule, or regulation by the LLC or any Member; or

(E)          cause the LLC to be deemed to be a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code.

Any attempted sale, assignment or Transfer with respect to which any of the above conditions have not been satisfied shall be null and void, and the LLC shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, and the Member attempting such sale, transfer or assignment shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.

SECTION 7.3       Admission of Assignees as Members. A transferee of a Member’s Interest pursuant to this Article VII shall become a substituted Member only with the consent of the Board. No Person taking or acquiring, by whatever means, the Interest of any Member in the LLC shall be admitted as a Member unless such Person:

(a)       Elects to become a Member by executing and delivering such Person’s written acceptance and adoption of the provisions of this Agreement;

(b)        Executes, acknowledges, and delivers to the LLC such other instruments as the LLC may deem necessary or advisable to effect the admission of such Person as a Member, and

(c)          Pays a transfer fee to the LLC in an amount sufficient to cover all reasonable expenses of the LLC connected with the admission of such Person as a Member.

The Board shall amend the Information Exhibit from time to time to reflect the admission of Members pursuant to this Section 7.3. A transferee of an Interest that fails to be admitted as a Member as a result of noncompliance with the requirements of this Section 7.3 shall be an assignee with those rights and obligations as set forth in Section 8.3. No assignment by a Member of its interest in the LLC shall release the assignor from its liability to the LLC pursuant to Section 2.1; provided that if the assignee becomes a Member as provided in this Section 7.3, the assignor shall thereupon so be released (in the case of a partial assignment, to the extent of such assignment).

SECTION 7.4       Distributions and Allocations With Respect to Transferred Interests.  If any Interest is sold, assigned, or Transferred during any Fiscal Year in compliance with the provisions of this Article, then (i) Profits, Losses, and all other items attributable to the Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code § 706(d), using any convention(s) permitted by the Code and selected by the Board; (ii) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account, Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital, Class B Preferred Capital, Units and other similar items of the transferor to the extent related to the transferred Interest. Solely for purposes of making the allocations and distributions, the LLC shall recognize such Transfer not later than the end of the calendar month during which the LLC receives notice of such Transfer. If the LLC does not receive a notice stating the date the Interest was transferred and such other information as the LLC may reasonably require within thirty days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the Transfer occurs, was the owner of the Interest. Neither the LLC nor any Director shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not such Person had knowledge of any Transfer of ownership of any Interest.

 SECTION 7.5         Optional Purchase of Units; Co-Sale Right.

(a)          Grant of Option. Upon the occurrence of an Optional Purchase Event (defined below), all of the Qualified Holders, first, followed by the LLC, second, shall have successive options to purchase all, but not less than all, of the Person’s Interest pursuant to the terms and conditions set forth in this Agreement; provided. however, that if the Optional Purchase Event is a proposed Transfer of only a portion of the Person’s Interest, the LLC’s and the Qualified Holders’ options shall apply only to the portion of the Interest that is proposed to be Transferred. Upon the occurrence of an Optional Purchase Event, the Person with respect to whom the Optional Purchase Event has occurred shall immediately deliver the Transfer Notice to the LLC and to all Qualified Holders, which notice shall describe the Optional Purchase Event. If the Person with respect to whom the Optional Purchase Event has occurred does not provide the Transfer Notice, and if the LLC determines that Optional Purchase Event has occurred, then the LLC shall provide to all Qualified Holders the notice that should have been sent by the Person with respect to whom the Optional Purchase event has occurred. For purposes of this Agreement, the term “Optional Purchase Event” shall mean a proposed Transfer of an Interest (unless such Transfer is to a Permitted Transferee of the transferor Member).

(i)           Proposed Transfer for Consideration. If the Optional Purchase Event is a proposed Transfer of an Interest for cash, indebtedness, property or other consideration, then the LLC’s and the Qualified Holders’ successive options shall be to purchase the Interest for cash plus the fair’ market value of the other consideration (if any) proposed to be received in exchange for the Transfer of the Interest, payable at the closing described below, and pursuant to all of the other terms and conditions of the proposed Transfer. If the consideration includes any indebtedness, property or other noncash consideration, fair market value of such consideration shall be determined pursuant to the Appraisal Exhibit.

(ii)             Other Optional Purchase Events. If the Optional Purchase Event is a proposed Transfer other than for cash, indebtedness, property or other consideration, then the successive options shall be for a purchase price equal to, unless otherwise agreed to by the transferring Person and the purchaser (i) the fair market value of such Interest as of the last day of the calendar month immediately prior to the occurrence of the Optional Purchase Event (the “Valuation Date”) determined pursuant to the Appraisal Exhibit, plus (ii) interest at the Prime Rate on the amount determined under clause (i) from the Valuation Date to the closing date, compounded monthly, reduced by (iii) any distributions with respect to such Interest from the Valuation Date through the closing.

(iii)           Exercise of Option. In order to exercise the option pursuant to this Section 7.5(a), a Qualified Holder shall provide written notice of exercise of the option to the transferring Person and to the LLC not later than fifteen (15) days following the date of the giving of the Transfer Notice, and such exercise notice shall specify whether such Qualified Holder will purchase all or less than all of its pro rata share of the Interest offered (such share being calculated as if no Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and Class B Preferred Capital were outstanding and disregarding the Sharing Percentages of the transferor and all Persons who are not Qualified Holders). If any Qualified Holder elects not to exercise his option in full, then those Qualified Holders that do exercise their options shall have the option, for an additional five (5) days following the end of the option period for all Qualified Holders, to agree to acquire the Interest that could have been acquired by the less-than-fully exercising Qualified Holders, again pro rata or in such other amounts as they may agree. Any party with an option to purchase an Interest pursuant to this Article may waive its option at any time by notice of such waiver to the owner of the Interest and to the LLC. A failure by any Qualified Holder to give notice within the period therefor shall be deemed to be a notice of non-exercise as to such proposed Transfer. Any portion of the Interest remaining after the Qualified Holders’ exercise or non-exercise of their foregoing rights may be acquired by the LLC by giving written notice to the transferring Person within ten (IO) days following the expiration of the foregoing period(s) for exercise by the Qualified Holders. Within two (2) business days following the expiration of the foregoing periods, the LLC shall give notice (the “Remaining Interest Notice”) to the Transferring Person and all Qualified Holders whether there remain any Units (but not Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital) not to be acquired by Qualified Holders or the LLC pursuant to the exercise of the options described in this Section 7.5(a) (a “Remaining Interest”), in which case the provisions of Section 7.5(b) shall apply.

(b)       Right of Co-Sale. If there is any Remaining Interest, the transferring Person shall, within five (5) days following its receipt of the Remaining Interest Notice, confirm in writing to the LLC and to each of the Qualified Holders the transferring Person’s bona fide intention to sell or transfer the Remaining Interest to the third- party described in the Transfer Notice (the “Reconfirmation Notice”).  Each Qualified Holder may give notice in writing to the transferring Person within ten (IO) days following the giving of the Reconfirmation Notice that it will sell a pro rata portion of Units to such third party (such Qualified Holder being a “Co-Seller”). In the event a Co- Seller exercises its right of co-sale hereunder, the transferring Person shall assign so much of its interest in the proposed agreement of sale as the Co-Seller shall be entitled to and shall request hereunder, and the Co-Seller shall assume such part of the obligations of the Selling Unitholder under such agreement as shall relate to the sale of Units by the Co-Seller.  The transferring Person and each Co-Seller shall be entitled to sell to the third-person a number of Units as is equal to the product of (X) the number of Units in the Remaining Interest and (Y) a fraction, the numerator of which shall be the number of Units owned by the transferring Person or such Co-Seller (as the case may be) and the denominator of which shall be the aggregate number of Units then held by the transferring Person and all Co-Sellers. A failure by a Qualified Holder to give any notice within the applicable period shall be deemed to be a notice of non-exercise.

(c)          Failure to Exercise Options. If Persons with options under this Section shall fail to exercise their options to purchase such Interest or to co-sell with such Interest within the applicable periods, or in the event the purchaser(s) shall fail to tender the required consideration at the dosing referred to below, then the Person with respect to whom the Optional Purchase Event has occurred may transfer the Interest to the Person upon the terms and price specified in the Transfer Notice, but only if such Transfer is consummated within ninety (90) days after the expiration or withdrawal of the last option, or the failure to tender the consideration if applicable; provided, however, that such Transfer shall comply with the other provisions of this Agreement and provided the holder of such transferred Interest shall be a mere assignee and shall not become a Member unless admitted as such pursuant to the terms of the Agreement. If the subject Interest is not so transferred within the applicable period, the Interest shall again become subject to all of the terms and conditions of the Agreement and may not thereafter be transferred except in the manner and on the terms herein provided. In the event the LLC or any Qualified Holder exercises an option hereunder but fails to tender the required consideration at the closing, in addition to being entitled to complete the proposed transaction, the Person with respect to whom the Optional Purchase Event has occurred shall have all rights and remedies against the LLC or the exercising Qualified Holder available for breach of contract.

SECTION 7.6        Closing of Purchase of Interests; Payment of Purchase Price.  The closing of the purchase of any Interests pursuant to Section 7.5 shall occur at the offices of the LLC within thirty (30) days (on such business date as determined by the Board) after (a) the expiration of the last option as set forth in the preceding Section, or (b) if the procedures in the Appraisal Exhibit are applicable, the determination of fair market value pursuant to the Appraisal Exhibit. At the closing, the selling Member shall deliver to the purchaser(s) an executed assignment of the subject Interest satisfactory in form to counsel for the LLC, and the purchaser(s) shall deliver the purchase price as provided below to the transferring Person.  The selling Person and the purchaser(s) each shall execute and deliver such other documents as may reasonably be requested by the other.  The purchase price shall be delivered at closing as follows:

(a)        If the purchase of the Interest is as a result of a Transfer to a third party for consideration, the purchase price determined under this Agreement shall be payable on the same basis as the purchase price was to have been paid by the third party.

(b)          If the purchase of the Interest is as a result of any other Optional Purchase Event, the purchase price shall be payable in cash or same day funds at closing.

SECTION 7.7          Corporate Conversion.

(a)        In General. It is the express intention and understanding of the Members at the time of their execution of this Agreement that upon the determination at any time by the Board that it is in the best interests of the LLC that it be converted into a corporation the LLC shall be converted into a corporation in the manner set forth herein by the action of the Board and Members holding at least seventy percent (70%) of the Units outstanding.

(b)         Procedures. Subject to Section 5.2 hereof, upon the determination at any time by the Board that it is in the best interests of the LLC that it be converted into a corporation, the Board shall (i) cause the LLC to be converted into a corporation pursuant to any appropriate procedure permitted under the Act, and (ii) cause to be executed, delivered and filed the certificate of incorporation of the resulting corporation (including the certificate of designations) and such other instruments and documents as it shall determine to be necessary or appropriate in order to effectuate such conversion and merger (such transaction referred to as a “Corporate Conversion”). In connection with the Corporate Conversion, (x) each holder of Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital and Class B Preferred Capital shall receive one share of redeemable, non- convertible, nonvoting preferred stock in the resulting corporation for each dollar of Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital of such holder on the date of the Corporate Conversion, which stock shall have generally the same rights, privileges and preferences as the Class D Preferred Capital, Class B-2 Preferred Capital, Class B-1 Preferred Capital or Class B Preferred Capital hereunder, as the case may be, and (y) each holder of outstanding Units (including Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units) shall receive one share of voting common stock in the resulting corporation for each Unit of such holder on the date of the Corporate Conversion.

(c)          Board of Directors. In connection with the consummation of a Corporate Conversion the board of directors of the surviving corporation shall be the same size and shall have the same composition and shall be subject to the same voting and other rules as the Board.

(d)         Other Rights of Members. In connection with a Corporate Conversion, the Board shall cause the resulting corporation to enter into such agreements as are necessary to provide the Members with rights with respect to such corporation which are substantially similar to the rights of such Members pursuant to this Agreement.

(e)         Other Permitted Ancillary Transactions. In connection with the consummation of a Corporate Conversion, the Board shall have the authority to merge, consolidate or reorganize one or more subsidiaries with one or more other subsidiaries or other entities wholly-owned directly or indirectly by the LLC or the surviving corporation in the Corporate Conversion.

(f)          Further Assurances.  The Board is specifically authorized to take any and all further action, and to execute, deliver and file any and all additional agreements, documents or instruments, as it may determine to be necessary or appropriate in order to effectuate the provisions of this Section 7.7, and each Member hereby agrees to execute, deliver and file any such agreements, documents or instruments or to take such action as may be reasonably requested by the Board for the purpose of effectuating the provisions of this Section 7.7.

(g)         Initial Public Offering and Registration Rights. Notwithstanding anything in this Agreement to the contrary, at the request of the holders of at least seventy percent (70%) of the then-outstanding Class B Preferred Units, Class B-1 Preferred Units, Class B-2 Preferred Units and Class D Preferred Units, voting together as a class, at any time after August 31, 2023, or such earlier time as the LLC otherwise proposes to effect an IPO, the Company (or its successor) and the Preferred Members shall enter into the Registration Rights Agreement attached hereto as Exhibit E, and in connection therewith, the Board and each Member will take all appropriate steps to implement a Corporate Conversion.

(h)        Market Stand-off Agreement.  Each Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to a firmly-underwritten initial public offering of the LLC’s (or any successor’s) securities pursuant to an effective registration statement on Form S-1 (or successor thereto) (the “IPO”) and ending on the date specified by the Company (or any successor thereto) and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any equity securities of the Company (or its successor in the IPO) held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the equity securities of the LLC (or its successor in the IPO), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of equity securities of the LLC (or its successor in the IPO) or other securities, in cash or otherwise.  The foregoing provisions of this Section 7.7(h) shall not apply to the sale of any equity securities to an underwriter pursuant to an underwriting agreement.  The underwriters in connection with the IPO are intended third party beneficiaries of this Section 7.7(h) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Member further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 7.7(h) or that are necessary to give further effect thereto. In order to enforce the covenant in this Section 7.7(h) above, the LLC may impose stop-transfer instructions with respect to the equity securities of each Member (and transferees and assignees thereof) until the end of such restricted period.

SECTION 7.8          Limited Power of Attorney.  Each Member hereby makes, constitutes and appoints the Chief Executive Officer of the LLC, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record any and all agreements, certificates, instruments, and other documents which such Person may deem reasonably necessary, desirable, or appropriate to allow the Chief Executive Officer to cany out the express provisions of this Agreement including the provisions of Sections 7.7 and 7.9.  Each Member authorizes each such attorney-in-fact to take any action necessary or advisable in connection with the foregoing, hereby giving each attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do so personally, and hereby ratifies and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.  This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and (i)  may be exercised by any such attorney-in-fact by listing the Member executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Member, (ii) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and (iii) shall survive the assignment by a Member of the whole or any portion of his Interest.

SECTION 7.9         Drag Along Rights. Subject to Section 5.2, if the holders of at least a majority of the outstanding Class D Preferred Units, the holders of at least a majority of the Class B-2 Preferred Units, the holders of at least a majority of the outstanding Class B-1 Preferred Units, the holders of at least a majority of the outstanding Class B Preferred Units, and holders of a majority of the outstanding Class A Units (each voting as a separate class) approve a transaction that would result in the acquisition of the LLC by another Person by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, sale, assignment, transfer distribution or issuance of stock with respect to the LLC) and pursuant to such transaction the Members of the LLC immediately prior to such transaction will not hold, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving or continuing entity (a “Drag-Along Transaction”), then, upon thirty (30) days written notice to the other Members of the LLC (the “Drag-Along Notice”), which notice shall include substantially all of the details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by the Members in such transaction, each Member shall raise no objection to such Drag-Along Transaction and be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of its Interest in the same transaction at the closing thereof (and will deliver such Interest free and clear of all liens, claims, or encumbrances).  The proceeds from such Drag-Along Transaction shall be distributed to the Members in proportion to their relative entitlement to distribution pursuant to Section 9.3. Notwithstanding the foregoing, a Member will not be required to comply with this Section 7.9 in connection with any proposed Drag- Along Transaction unless:

(a)       any representations and warranties to be made by such Member (in its capacity as a Member) in connection with the Drag-Along Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Units, including but not limited to representations and warranties that (i) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)        the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag-Along Transaction, other than the LLC (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the LLC as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

(c)         the liability for indemnification, if any, of such Member in the Drag-Along Transaction and for the inaccuracy of any representations and warranties made by the LLC or its Members in connection with such Drag- Along Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the LLC as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Drag-Along Transaction;

(d)        liability (if any) shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Drag-Along Transaction in accordance with this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration otherwise payable to such Member in connection with such Drag-Along Transaction, except with respect to claims related to fraud by such Member, the liability for which need not be limited as to such Member;

(e)        upon the consummation of the Drag-Along Transaction, each holder of each class or series of the LLC’s Units will receive the same form of consideration for their Units of such class as is received by other holders in respect of their Units of such same class or series of Units;

(f)        such Member is not required to agree (unless such Member is an officer or employee of the LLC) to any restrictive covenant in connection with the Drag-Along Transaction (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag- Along Transaction); and

(g)         subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of Units, if any holders of any Units are given an option as to the form and amount of consideration to be received as a result of the Drag-Along Transaction, all holders of such Units will be given the same option; provided, however, that nothing in this Section 7.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the LLC’s Members.

ARTICLE VIII

CESSATION OF MEMBERSHIP; CERTAIN COVENANTS

SECTION 8.1        When Membership Ceases.  A Person who is a Member shall cease to be a Member only upon the Transfer as permitted under this Agreement of the Member’s entire Interest. A Member is not entitled to withdraw voluntarily from the LLC.

SECTION 8.2         Deceased, Incompetent or Dissolved Members.  The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property.  The beneficiaries of a deceased Member’s estate may become Members only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation.  The distributees of such Person may become Members only upon compliance with the conditions of this Agreement.

SECTION 8.3        Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 8.1 and Section 8.2 above, such Person (and the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC existing as of the date of such cessation, including any obligation to make Capital Contributions that is explicitly set forth herein, and, with respect to any Interest owned by such successor in interest, shall be an assignee unless admitted as a Member pursuant to Section 7.3. An assignee with respect to an Interest is entitled only to receive distributions and allocations with respect to such Interest as set forth in this Agreement from and after the date of such assignment, and shall have no other rights, benefits or authority of a Member under this Agreement or the Act, including without limitation no right to receive notices to which Members are entitled under this Agreement, no right to vote, no right to inspect the books or records of the LLC, no right to bring derivative actions on behalf of the LLC, no right to designate members of the Board, no right to purchase additional Interests, and no other rights of a Member under the Act or this Agreement; provided, however, that the Interest of an assignee shall be subject to all of the restrictions, obligations (including any obligation to make Capital Contributions) and limitations under this Agreement and the Act, including without limitation the restrictions on transfer of Interests contained in this Agreement.

SECTION 8.4          Certain Covenants.

(a)       The LLC will cause each Person now or hereafter employed by it or by any Subsidiary (or engaged by the LLC or any Subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into the LLC’s standard and customary confidentiality and inventions assignment Agreement.

(b)         If the LLC or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the LLC assume the obligations of the LLC with respect to indemnification of members of the Board as in effect immediately before such transaction, regardless of where such obligations are contained.

(c)          The LLC shall, in the event any claim is filed against LLC with a risk deemed by the Board to be in excess of $50,000.00, notify each Qualified Holder of such claim.

(d)          The LLC shall continue to timely pay (and withhold and pay over, as applicable) all Federal, state and other taxes as such taxes become due and owing (except to the extent LLC is disputing any such taxes and taking into account any applicable extension periods).

(e)          In the event the LLC grants any registration rights in connection with the issuance of any Units at any point following the Effective Date, the LLC shall grant to each Qualified Holder registration rights with respect to the Units held by each such Qualified Holder that are substantially on the same terms as those granted to the such purchasers.

ARTICLE IX

DISSOLUTION, WINDING UP; CHANGE OF CONTROL TRANSACTION AND
LIQUIDATING DISTRIBUTIONS

SECTION 9.1          Dissolution Triggers.  The LLC shall dissolve upon the first occurrence of the following events:

(a)          The determination by the Board, subject to Section 5.2 hereof, that the LLC should be dissolved;

(b)          The entry of a decree of judicial dissolution or the administrative dissolution of the LLC as provided in the Act; or

(c)          A Change of Control Transaction.

SECTION 9.2          Winding Up. Upon a dissolution of the LLC, the Board, or, if there is no Board, a court appointed liquidating trustee, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC as described in this Article IX.  The Persons charged with winding up the LLC shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.

SECTION 9.3         Liquidating Distributions. Following dissolution, the LLC’s noncash assets not otherwise to be distributed to the Members in liquidation as provided in Section 9.2 above, the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets and those noncash assets to be distributed to the Members, shall be distributed in the following order:

(a)          To the LLC’s creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the LLC;

(b)        To each Member holding Class D Preferred Units (ratably among such holders based upon the relative aggregate Unpaid Class D Preferred Return with respect to all outstanding Class D Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class D Preferred Return with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(c)         To each Member holding Class D Preferred Units (ratably among such holders based upon the relative aggregate Unreturned Class D Preferred Capital with respect to all Class D Preferred Unit held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class D Preferred Capital with respect to each such holder’s Class D Preferred Units has been reduced to zero ($0);

(d)        To each Member holding Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units (ratably among such holders based upon the relative aggregate Unpaid Class B-2 Preferred Return, Unpaid Class B-1 Preferred Return and Unpaid Class B Preferred Return with respect to all outstanding Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unpaid Class B-2 Preferred Units, Unpaid Class B-1 Preferred Return and/or Unpaid Class B Preferred Return with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units has been reduced to zero ($0);

(e)         To each Member holding Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units (ratably among such holders based upon the relative aggregate Unreturned Class B-2 Preferred Capital, Unreturned Class B-1 Preferred Capital and Unreturned Class B Preferred Capital with respect to all Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units held by each such holder immediately prior to such distribution) until the aggregate Unreturned Class B-2 Preferred Capital, Unreturned Class B-1 Preferred Capital and aggregate Unreturned Class B Preferred Capital with respect to each such holder’s Class B-2 Preferred Units, Class B-1 Preferred Units and/or Class B Preferred Units has been reduced to zero ($0); and

(f)          To the Members in proportion to their Sharing Percentages.

To the extent that the credit balances in the Capital Accounts, after adjusting the Capital Accounts for all allocations of Profits and Losses and all Regulatory Allocations and all distributions other than liquidating distributions pursuant to subsection (c) and (d) above (the “Tentative Liquidation Capital Account”) do not equal the amounts to be distributed pursuant to subsection (c) through (d) above, then any provision in this Agreement to the contrary notwithstanding the LLC shall allocate gross income or gross deductions for its last Fiscal Year to the extent necessary in order that the Tentative Liquidation Capital Accounts equal the distributions to be made to the Members pursuant to subsection (c) and (d) above; and to the extent such gross income or gross deductions are not sufficient, shall allocate gross income or gross deductions for the next preceding Fiscal Year to the extent necessary in order that the Capital Accounts equal such distributions; and to the extent such gross income or gross deductions are not sufficient, shall allocate gross income or gross deductions for the second preceding Fiscal Year, and so forth, with respect to all LLC taxable years for which an amended return can be timely filed, to the extent necessary to cause the Tentative Liquidation Capital Accounts to equal the amount of distribution hereunder.

In the event of liquidating distributions of property other than cash, the amount of the distribution shall be the Agreed Value of the property distributed as of the date of distribution. In the event of a Change of Control Transaction, the Agreed Value of any property to be distributed shall be determined in the manner proscribed therefor in the definitive documents governing such transaction and approved by the Board and Members as required by this Agreement.

ARTICLE X

BOOKS AND RECORDS

SECTION 10.1       Books and Records.  The LLC shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC as well as the other information required by the Act.

SECTION 10.2        Taxable Year.  The LLC shall use the Fiscal Year as its taxable year.

SECTION 10.3        Tax Information; Reports.

(a)          Tax Information. Tax information necessary to enable each Member to prepare its state, federal, local and foreign income tax returns shall be delivered to each Member within seventy-five days of the end of each Fiscal Year.

(b)          Other Information/or Qualified Holders.

(i)               Within forty-five (45) days of the end of each calendar quarter, the LLC shall deliver to such Qualified Holder an unaudited balance sheet and statements of income and cash flows for and as of the end of such month, in reasonable detail, which statements shall also set forth comparative information for current and prior periods.

(ii)            The LLC shall provide to each Qualified Holder such other information relating to the financial condition, business, prospects or corporate affairs of the LLC as such Qualified Holder may from time to time reasonably request; provided however, that the LLC shall be allowed a reasonable time to process such request.

(iii)             The LLC shall permit each Qualified Holder, at such Person’s expense, to visit and inspect the LLC properties, to examine its books of account and records and to discuss the LLC affairs, finances and accounts with its Officers, all at such reasonable times as may be requested by such Qualified Holder.

(iv)           As soon as available after the close of each Fiscal Year, the LLC will deliver to each Qualified Holder, and to any other Member who may request it, unaudited consolidated balance sheets and statements of income and retained earnings and of cash flows of the LLC audited by a firm of independent certified public accountants of national standing showing the financial condition of the LLC as of the close of such Fiscal Year and the results of the LLC’s operations during such Fiscal Year, all on a consolidated basis and prepared in accordance with generally accepted accounting principles consistently applied.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1      Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight currier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement or the Information Exhibit, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.1. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Corridor Legal LLP, Attention: Mark Mohler (mmohler@conidorlegal.net).

SECTION 11.2      Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

SECTION 11.3       Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement.  The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

SECTION 11.4       Entire Agreement; No Oral Agreements; Amendments to the Agreement.  This Agreement (together with its Exhibits) constitutes the entire agreement among the Members with respect to the subject matters hereof, and supersedes all prior agreements and understandings, whether oral or written related to the subject matters hereof.  The LLC shall have no oral limited liability company agreements nor any oral operating agreements.  This Agreement may be amended only by a written amendment adopted by the holders of (i) a majority of the Units, (ii) at least seventy percent (70%) of the outstanding Class B Preferred Units, (iii) a majority of the outstanding Class B-1 Preferred Units; (iv) a majority of the Class B-2 Preferred Units and (v) a majority of the Class D Preferred Units, and also approved pursuant to Section 5.2(b) hereof. Any amendment adopted consistent with the provisions of this Section 11.4 shall be binding on the Members without the necessity of their execution of the amendment or any other instrument.  Each Member hereby grants to the Chief Executive Officer, with power of substitution and resubstitution such Member’s power of attorney to execute any amendment otherwise approved in accordance with this Section 11.4 and without the use of such power of attorney, which power of attorney is coupled with an interest, and shall be irrevocable and shall survive the Member’s legal incapacity or Transfer of the Member’s Interest.  The Board shall promptly provide copies of all amendments to the Members.

SECTION 11.5       Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

SECTION 11.6      Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

SECTION 11.7       Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

SECTION 11.8       Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the LLC and the limited liability of the Members.  Each Member hereby irrevocably consents to the exclusive personal jurisdiction of the courts of the State of Delaware (including the federal courts sitting therein), with respect to matters arising out of or related to this Agreement. EACH PARTY HERETO HEREBY IRREVOCABLY WANES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANYWAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

SECTION 11.9       Waiver of Action for Partition.  Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.

SECTION 11.10     Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All fully executed counterparts shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 11.11    Tax Matters.  The Board shall designate the tax matters member (and, for taxable years beginning after 2017, a company representative, collectively referred to hereafter as the “Representative”), and such Representative shall have all power and authority with respect to the LLC and its Members as a “tax matters partner” or “partnership representative,” as applicable, would have with respect to a partnership and its partners under the Code and in any similar capacity under state or local law.

SECTION 11.12      Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

SECTION 11.13      Exhibits.  The Exhibits to this Agreement, each of which is incorporated by reference, are:

Exhibit A:           Information Exhibit

Exhibit B:            Glossary of Terms

Exhibit C:           Regulatory Allocations Exhibit

Exhibit D:           Appraisal Exhibit

Exhibit E:            Form of Registration Rights Agreement

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EXHIBIT B
TO THE
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
OF
AEROFLEXX, LLC
A DELAWARE LIMITED LIABILITY COMPANY

GLOSSARY OF TERMS

Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.

“Act” shall mean the Delaware Limited Liability Company Act, as in effect in Delaware set forth at 6 Delaware Code, Chapter 18, Sections 18-101 through 18-1109 (or any corresponding provisions of succeeding law).

“Adjusted Taxable Operating Income” shall mean the LLC’s cumulative items of income or gain less cumulative items of loss or deduction, under the Code, computed from the Effective Date through the date such Adjusted Taxable Operating Income is being computed; provided, however, (i) gain or loss from a Capital Transaction shall be excluded from such computation and (ii) allocations under Treasury Regulation 1.704-3 with respect to Section 704(c) Property shall be disregarded in determining the Adjusted Taxable Operating Income allocable to the Members.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls ten percent (10%) or more of any class of equity interests, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence.

“Agreed Value” shall mean with respect to any noncash asset of the LLC an amount determined and adjusted in accordance with the following provisions:

(a)         The initial Agreed Value of any noncash asset contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC.

(b)         The initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

(c)        The initial Agreed Values of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations 1.704-1(b)(2)(iv)(D and (g).

(d)         The Agreed Values, as reduced by depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Board, as of the following times:

(i)	the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)	the distribution by the LLC of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC; and

(iii)	the termination of the LLC for federal income tax purposes pursuant to Code §708(b)(1)(B).

If, upon the occurrence of one of the events described in (i), (ii) or (iii) above the Board does not set the gross fair market values of the LLC’s assets, it shall be deemed that the fair market values of all the LLC’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.

“Agreement” shall mean this Third Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Appraisal Exhibit” shall mean the Exhibit attached hereto as Exhibit D.

“Board” means the board of Directors of the LLC as contemplated under Section 5. I.

“Business” shall have the meaning set forth in Section I. 3.

“Capital Account” shall mean with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:

(a)         Each Person’s Capital Account shall be increased by Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.

(b)         Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person ‘ s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.

In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

In the event the Agreed Values of the LLC assets are adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations I .704-l(b) and shall be interpreted and applied in a manner consistent with such regulations.

“Capital Contribution” shall mean with respect to any Member, the amount of money and the initial Agreed Value of any property contributed to the LLC with respect to the Interest of such Member.

“Capital Transaction” shall mean the acquisition by any Person or Persons of all or substantially all (as determined by the Board) of the assets of the LLC in one or a series of related transactions.

“Change of Control Transaction” shall be deemed to have been occasioned by, or to have occurred upon, the acquisition of the LLC (or its assets) by another Person by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, sale, assignment, transfer distribution, or issuance of Interests or stock with respect to the LLC that results in (a) the Board immediately prior to such transaction not holding, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving or continuing entity or (b) the acquisition by such other Person of all or substantially all of the assets of the LLC); provided, however, that a Change of Control Transaction shall not be deemed occasioned by a transaction or series of related transactions consummated by the LLC principally for bona fide capital raising purposes and in which equity of the LLC is issued in exchange for equity in the LLC.

“Class A Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class A Units.

“Class B Preferred Capital” shall mean with respect to a Class B Preferred Investor the aggregate Capital Contributions made by such Class B Preferred Investor in satisfaction of its Class B Preferred Capital Commitment. The Class B Prefer-red Capital of the Class B Preferred Investors on the Effective Date is set forth on the Information Exhibit.

“Class B Preferred Capital Commitment” shall mean the amount that such Class B Preferred Investor has agreed to contribute to the capital of the LLC as set forth opposite such Class B Preferred Investor’s name on the Information Exhibit.

“Class B Preferred Investor” shall mean a Member who has contributed cash in exchange for Class B Preferred Capital and Class B Preferred Units, as set forth on the Information Exhibit.

 “Class B Preferred Return” shall mean, with respect to each Class B Prefer-red Unit, an amount accruing with respect to such Class B Preferred Unit at the rate of eight percent (8.0%) per year on the sum of (i) the Unreturned Class B Preferred Capital of such Class B Preferred Unit and (ii) the Unpaid Class B Preferred Return thereon. For clarity, in calculating the Class B Preferred Return with respect to any Class B Preferred Unit for purposes of distributions, the Class B Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class B Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class B Preferred Units.

“Class B-l Preferred Capital” shall mean with respect to a Class B-l Preferred Investor the aggregate Class B-l Preferred Capital Contributions made by such Class B-l Preferred Investor in satisfaction of its Class B-l Preferred Capital Commitment. The Class B-l Preferred Capital of the Class B-l Preferred Investors on the Effective Date is set forth on the Information Exhibit.

“Class B-l Preferred Capital Commitment” shall mean the amount that the Investor has agreed to contribute to the capital of the LLC as set forth opposite such Investor’s name on the Information Exhibit.

“Class B-l Preferred Investor” shall mean a Member who has contributed cash in exchange for Class B-l Preferred Capital and Class B-l Preferred Units, as set forth on the Information Exhibit.

“Class B-l Preferred Return” shall mean, with respect to each Class B-l Preferred Unit, an amount accruing with respect to such Class B-l Preferred Unit at the rate of eight percent (8%) per year on the sum of (i) the Unreturned Class B-l Preferred Capital of such Class B-l Prefer-red Unit and (ii) the Unpaid Class B-l Preferred Return thereon. For clarity, in calculating the Class B-l Preferred Return with respect to any Class B-l Preferred Unit for purposes of distributions, the Class B-l Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class B-l Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class B-l Preferred Units.

“Class B-2 Preferred Capital” shall mean with respect to a Class B-2 Preferred Investor the aggregate Class B-2 Preferred Capital Contributions made by such Class B-2 Preferred Investor in satisfaction of its Class B-2 Preferred Capital Commitment. The Class B-2 Preferred Capital of the Class B-2 Preferred Investors on the Effective Date is set forth on the Information Exhibit.

“Class B-2 Preferred Capital Commitment” shall mean the amount that the Investor has agreed to contribute to the capital of the LLC as set forth opposite such Investor’s name on the Information Exhibit.

“Class B-2 Preferred Investor” shall mean a Member who has contributed cash in exchange for Class B-2 Preferred Capital and Class B-2 Preferred Units, as set forth on the Information Exhibit.

“Class B-2 Preferred Return” shall mean, with respect to each Class B-2 Preferred Unit, an amount accruing with respect to such Class B-2 Preferred Unit at the rate of eight percent (8%) per year on the sum of (i) the Unreturned Class B-2 Preferred Capital of such Class B-2 Prefer-red Unit and (ii) the Unpaid Class B-2 Preferred Return thereon. For clarity, in calculating the Class B-2 Preferred Return with respect to any Class B-2 Preferred Unit for purposes of distributions, the Class B-2 Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class B-2 Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class B-2 Preferred Units.

“Class C Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class C Units.

“Class D Preferred Capital Commitment” shall mean the amount that the Investor has agreed to contribute to the capital of the LLC as set forth opposite such Investor’s name on the Information Exhibit.

“Class D Preferred Investor” shall mean a Member who has contributed cash in exchange for Class D Preferred Capital and Class D Preferred Units, as set forth on the Information Exhibit.

“Class D Preferred Return” shall mean, with respect to each Class D Preferred Unit, an amount accruing with respect to such Class D Preferred Unit at the rate of eight percent (8%) per year on the sum of (i) the Unreturned Class D Preferred Capital of such Class D Preferred Unit and (ii) the Unpaid Class D Preferred Return thereon. For clarity, in calculating the Class D Preferred Return with respect to any Class D Preferred Unit for purposes of distributions, the Class D Preferred Return shall include amounts accrued and unpaid through the date of such distribution.

“Class D Preferred Unit” shall mean a Unit having the rights and obligations specified in this Agreement with respect to Class D Preferred Units.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Combined Effective Marginal Tax Rate” shall mean the highest single combined rate (expressed as a percentage) of United States federal, state and local income taxation that would be applicable to any Member as of the last day of each Tax Estimation Period on the type of income (whether ordinary or capital) allocated to the Members, assuming that such Member is subject to the highest United States federal and highest state and local marginal income tax rates (whether ordinary or capital) applicable to such Member on all income allocated by the LLC, all as determined by the Board in good faith.

“Corporate Conversion”  shall have the meaning set forth in Section 7.7(b).

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 500 basis points or (ii) 18%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Directors” shall mean those persons elected or designated to serve on the Board pursuant to Section 5. l.

“Distribution Threshold” shall have the meaning set forth in Section 3.3.

“Distribution Threshold Unit” shall have the meaning set forth in Section 3.3.

“Effective Date” shall mean the date set forth in the first paragraph of this Agreement.

“Event of Bankruptcy”  shall mean, with respect to any Person, the occurrence any of the following events:

(a)          Making an assignment for the benefit of creditors;

(b)          Filing a voluntary petition in bankruptcy;

(c)       Being adjudged bankrupt or insolvent or having entered against such Person an order for relief in any bankruptcy or insolvency proceeding;

(d)        Filing a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(e)         Seeking, consenting to, or acquiescing in, the appointment of a trustee or receiver or liquidator of the Person or of all or any substantial part of his properties;

(f)         Filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding described in this subdivision; or

(g)       The continuation of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, for 120 days after the commencement thereof or the appointment of a trustee, receiver, or liquidator for the Person or all or any substantial part of the Person’s properties without the Person’s agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated.

“Fiscal Year” shall mean, with respect to the first year of the LLC, the period beginning upon the formation of the LLC and ending on the nearest December 31, and with respect to subsequent years of the LLC the calendar year and, with respect to the last year of the LLC, the portion of the calendar year ending with the date of the final liquidating distributions.

“Glossary of Terms” shall mean the glossary of terms attached hereto as Exhibit B.

“Information Exhibit” shall mean the Member information exhibit attached hereto as Exhibit A.

“Innventure” shall meaning Innventure LLC f/k/a We-Innventure LLC, a Delaware limited liability company.

“Innventure Director” shall have the meaning set forth in Section 5.2(a)(ii).

“Interest” shall mean all of the rights of each Member or assignee with respect to the LLC created under this Agreement or under the Act.

“IPO” shall mean an underwritten initial public offering of equity interests in the LLC or its successor entity pursuant to a registration statement filed in accordance with the Securities Act.

“LLC” shall mean the limited liability company formed upon the filing of the Certificate of Formation.

“Members” shall refer collectively to the Persons listed on the Information Exhibit as holders of Units, Class B Prefer-red Capital, Class B-l Preferred Capital, Class B-2 Preferred Capital or Class D Preferred Capital until such Persons have ceased to be Members under the terms of this Agreement.

“Member” means any one of the Members.

“Officers” shall mean the Officers of the LLC as designated by the Board.

“Officer” means any one of the Officers.

“Optional Purchase Event” shall have the meaning set forth in Section 7.5(a).

“Permitted Transferee” shall mean: (A) with respect to a Member who is an individual, (i) such individual’s estate, personal representative, executor, any ancestor, spouse or lineal descendant of such individual and (ii) any trust for the exclusive benefit of, or a limited partnership or limited liability company all of the equity interests of which are owned by, the Persons set forth in clause (A)(i) or such Member; and (B) with respect to a Member that is a partnership, limited liability company, corporation, trust or decedent ‘ s estate (i) Persons who were the owners of the equity interests in such entity or held the beneficial interests in such trust or estate as of the date such entity acquired its Interest and (ii) Persons who bear a relationship described in clause (A)(i) above to the owners of the equity interests of such entity or beneficial interests in such trust or estate on the Effective Date. In respect of a Class B-l Preferred Investor, Class B-2 Preferred Investor or Class D Preferred Investor, for clarification, a Permitted Transferee shall mean to include one or more affiliated partnerships or funds managed by the Class B-l Preferred Investor, Class B-2 Preferred Investor, Class D Preferred Investor or any of their respective managers, officers, or partners, provided that such transferee agrees in writing to be subject to the terms of this Agreement.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Profits Interest” means a Unit issued in exchange for services that has a liquidation value of zero when issued, as determined consistent with “profits interests” as that term is defined in Internal Revenue Service Revenue Procedure 93-27, 1993-2 CB 343 or any subsequent rulings or regulations.

“Profits and Losses” shall mean, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code 703(a(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)       Any expenditures of the LLC described in Code 705(a)(2)(B) or treated as Code §705(a)(2)(B) expenditures pursuant to Treasury Regulations 1.704-1 and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)         Gain or loss resulting from dispositions of LLC assets shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.

“AeroFlexx” shall mean AEROFLEXX, LLC, a Delaware limited liability company.

“Qualified Holder” shall mean a Member who holds, as of the applicable time, either (a) Class B-2 Preferred Capital, (b) Class B-l Preferred Capital, (c) Class B Preferred Capital, (d) Class D Preferred Capital or (e) at least 200,000 Units.

“Qualified IPO” shall mean an IPO resulting in gross proceeds to the LLC or its successor, before fees and expenses, of at least $50,000,000.

“Regulatory Allocations” shall mean those allocations of items of LLC income, gain, loss or deduction set forth on the Regulatory Allocations Exhibit and designed to enable the LLC to comply with the alternate test for economic effect prescribed in Treasury Regulations 1.704-1 and the safe-harbor rules for allocations attributable to nonrecourse liabilities prescribed in Treasury Regulations 1.704-2.

“Regulatory Allocations Exhibit” shall mean the Exhibit attached hereto as Exhibit C.

“Section 704(c) Property” shall have the meaning ascribed such term in Treasury Regulation 1.7043(a)(3) and shall include assets treated as Section 704(c) property by virtue of Treasury Regulation 704-1(b)(2)(iv)(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sharing Percentage” shall mean, in the case of each Member, the fraction (expressed as a percentage) obtained by dividing (A) the number of Units held by such Member by (B) the aggregate number of Units outstanding.

“Subsidiary(ies)” shall mean, with respect to the LLC, any corporation, limited partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the LLC or one or more of the other Subsidiaries of the LLC or a combination thereof.

“Tax Estimation Period” shall mean (i) January, February and March (ii) April and May, (iii) June, July and August, and (iv) October, November and December of each year during the term of the LLC, or other periods for which estimates of individual federal income tax liability are required to be made under the Code, provided, the LLC’ s first Tax Estimation Period shall begin on the Effective Date of this Agreement.

“Transfer” shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Interest.

“Transfer Notice” shall mean the written notice given to the LLC and, in tum by the LLC to all Qualified Holders of all details of any proposed Transfer of any Interest including the name of the proposed Transferee, the date of the proposed Transfer, the portion of the Member’s Interest to be transferred, the price or other consideration, if any, to be received, and a complete description of all noncash consideration to be received.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” represent the basis on which the Interests are denominated and basis on which the Members’ relative rights, privileges, preferences and obligations are determined under this Agreement and the Act, and the total number and class of Units attributed to each Member shall be the number recorded on the Information Exhibit as of the relevant time.

“Unpaid Class B Preferred Return” of any Class B Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class B Preferred Return accrued on such Class B Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class B Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unpaid Class B-l Preferred Return” of any Class B-l Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class B-l Preferred Return accrued on such Class B-l Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class B-l Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unpaid Class B-2 Preferred Return” of any Class B-2 Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class B-2 Preferred Return accrued on such Class B-2 Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class B-2 Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unpaid Class D Preferred Return” of any Class D Preferred Unit shall mean, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate Class D Preferred Return accrued on such Class D Preferred Unit through such date of determination over (ii) the aggregate amount of prior distributions made with respect to such Class D Preferred Unit by the LLC pursuant to Section 3.2 and Section 9.3.

“Unreturned Class B Preferred Capital” shall mean, with respect to any Class B Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class B Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class B Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Unreturned Class B-l Preferred Capital” shall mean, with respect to any Class B-l Prefer-red Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class B-l Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class B-l Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Unreturned Class B-2 Preferred Capital” shall mean, with respect to any Class B-2 Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class B-2 Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class B-2 Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Unreturned Class D Preferred Capital” shall mean, with respect to any Class D Preferred Units, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) with respect to such Class D Preferred Unit, over (ii) the aggregate amount of prior distributions made by the LLC with respect to such Class D Preferred Unit pursuant to Section 3.2 and Section 9.3.

“Valuation Date” shall have the meaning set forth in Section 7.5(a)(ii).

“Voting Member” shall have the meaning set forth in Section 2.6.

“Voting Units” shall mean the Class A Units, Class B Preferred Units, Class B-l Preferred Units, Class B-2 Preferred Units and Class D Preferred Units.

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